Exhibit 1.1

CONSULTANCY & PLACEMENT AGENT AGREEMENT This AGREEMENT is made and entered into as of the Effective Date below (the "Agreement"), by and between the company below signing below (the "Company") and MD Global Partners, LLC ("Consultant") with principal office below. Whereas, the Consultant is in the business of providing financial Consulting and placement agent services to public and private companies; Whereas, the Company desires to engage the Consultant to provide such services in accordance with the terms and conditions hereinafter set forth: The Company and Consultant agree as follows: 1. Engagement: The Company agrees to engage services of the Consultant and the Consultant agrees to provide Consulting and, if and as confirmed below, placement agent services to the Company, on a non - exclusive basis. 2. Term : The term of this Agreement shall commence now and shall continue for a period of 12 months with an option to renew for an additional 12 months at the end of the term, which option must be exercised by the Company in writing and acceptable to the Consultant in writing, in order for the renewable to be effective . 3. Services : Consultant shall render advice and assistance to the Company on business related matters and in connection therewith will, subject to this Agreement : (i) create a target investor and or institutional/financial funding candidate list, in consultation with the Company, of investors the Company and Consultant believe may have interest in effectuating an investment; (ii) assist the Company in the preparation and dissemination of descriptive information regarding the Company, its business and its structure, including a customary information memorandum, management presentations and other business, legal and financial diligence materials, to investor prospects; (iii) assist the Company in certain capital markets processes for an investment and contacting potential investors; (iv) assist the Company in managing the approach as to due diligence questions of the Company by investors; (v) coordinate and assist the management of the Company in preparing for and hosting management presentations with investors, as well as with conference and diligence calls; (vi) participate with the Company in meeting(s) between Company management and potential investors; (vii)assist the Company in evaluating formal indications of interest and letters of intent from potential investors; (viii) advise the Company with respect to its selection of, and negotiations with, potential investors; (ix) advise the Company with respect to the structure of the investment; (x) assist the Company and its counsel in negotiating certain agreements documenting an investment; Consultant agrees to reasonably act to evaluate all proposals that relate to any financing or any strategic partnership/opportunity offered to or undertaken by the Company. Anything to the contrary herein notwithstanding, it is agreed that the Consultant's services will not include any services that constitute the rendering of legal, tax or accounting services, opinions or performance of work that is in the ordinary purview of a law firm and or certified public accountant or others. 4. Compensation: The Consultant shall be paid by the Company as follows: 1. Retainer: A one time fee of USO $10,000 (Ten Thousand dollars) due in two tranches, payable in cash, USO $5,000 (Five thousand dollars) due at the signing of this Agreement and the remaining USO $5,000 (Five thousand dollars) due upon the initial outreach to investor candidates. 2. Placement Agent Fee: A. For an investment into the Company by a financing source "sourced" (meaning directly or indirectly) for the Company directly or indirectly by the Consultant ("Introduced Investor") for which the Company receives funds (including any but not limited to debt, common stock, preferred stock, convertible stock, convertible debentures, subordinated debt with warrants and or any other securities convertible into common stock and or any combination of same), the Consultant shall receive upon each successful closing a: (i) placement agent fee, payable in cash, equal to 8% (eight percent) of the gross amounts sourced by the Consultant on each said closing, (ii) unaccountable expenses, payable in cash, equal to 2% (two percent) of the gross amounts sourced by the Consultant on each said closing, (iii) placement agent shares, payable in company stock valued at the offering price, equal to 3% (three percent) of the gross amounts sourced by the Consultant on each said closing, and Member FINRA & SIPC

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(iv) for funds sourced through another introducing broker - dealer a placement agent fee, payable in cash, equal to 2% (two percent) of the gross amounts sourced by the Consultant through another introducing broker - dealer on each said closing. 8. For each and every other event that results in a transaction by the Company and or any affiliated entity such as parent or subsidiary from a source or introduction directly or indirectly by the Consultant {"Transaction") involving any potential acquisition, other form of funding by capital equity or combination or otherwise, and/or revenue agreement or joint venture and or outright sale of assets or same or similar, which could include earnouts and other structures, then unless we parties agree otherwise in writing, we shall use the same compensation as a Introduced Investor above to pay the Consultant promptly from the Transaction. 4.3 Fee Tail: If during the twenty - four (24) month period following the expiration or termination of this Agreement an investment or other Transaction in the Company is consummated with an Introduced Investor or any other person or entity the Consultant shall be entitled to receive a Placement Agent Fee, or Transaction fee, calculated in the manner provided in section 4.2 to this Agreement The Company shall pay the Placement Agent upon breaking escrow or wire schedule the amounts raised and actually received by the Company on each said closing, whichever is sooner, and an invoice from the Consultant if needed. Escrow Agent for escrow will be a legal counsel acceptable to both parties and his or its services shall be confirmed in writing acceptable to both parties hereto. Notwithstanding anything to the contrary herein and/or for the avoidance of doubt, it is agreed that no Placement Agent Fee shall be due or payable by the Company if the transaction triggering the obligation to pay the fee violates any applicable law or regulation and the Company refunds the monies in full to the investor, but if not the Consultant shall be paid timely per the above. Whenever a potential investor or Introduced Investor is presented or in discussion with the Company, the Company must include the Consultant immediately in all communications, agreements and closing documents and opportunity with reasonable notice to attend all meetings by phone or otherwise. Same applies as to key or material person or entity as to a potential Transaction. 5. Reasonable Efforts Basis: Consultant agrees that it will at all time faithfully and to the best of its experience, ability and talents perform all the duties that may be required of it pursuant to the terms of this Agreement. The Company specifically acknowledges and agrees, however, that the services to be rendered by Consultant shall be conducted on a "reasonable - efforts" basis and Consultant has not, cannot and does not guarantee that its efforts will have any impact on the Company's business or that any subsequent financial improvement will result from its efforts. All Financing and investments and terms thereof shall be subject to the approval of the Company, in its sole and absolute discretion, and the Company is not bound to agree to any proposed agreement, and shall decide whether or not to do so in its sole and absolute discretion. 6. Costs and Expenses: Subject to the last sentence of this paragraph 6, the Consultant shall be entitled to monthly reimbursement of reasonable and actual out - of - pocket expenses incurred in connection with the services provided under this Agreement. Out - of - pocket expenses shall include, but not be limited to all reasonable travel expenses, computer and research charges, messenger services, facsimile and long - distance telephone calls incurred by Consultant in connection with the services to be provided to the Company. Expenses will be submitted when incurred and payable by wire within five business days of receipt by the Company of receipts and expense reports from Consultant. Any and all expenses in excess of USD$1,000.00 (one thousand dollars) must be approved by the Company in writing in advance of being incurred. 7. Non - Exclusive Services: The Company understands that the Consultant is currently providing certain Consulting and financial consulting services to other individuals and entities and agrees that Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity. 8. Consultant Not an Agent or Employee: Consultant's obligations under this Agreement consist solely of the services described herein. In no event, shall Consultant be considered to be acting as an employee or agent of the Company or otherwise representing or binding the Company. For the purposes of this Agreement, Consultant is an independent contractor. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall, under no circumstances, be liable for any expenses incurred or losses suffered by the Company as a consequence of such actions. Consultant agrees that all of his work product relating to the services to be rendered pursuant to this agreement shall become the exclusive property of the Company. (Consultant is not a partner of the Company.) 9. Representations and Warranties of the Company: The Company represents and warrants to Consultant, each such representation and warranty being deemed to be material, that: Member FINRA & SIPC

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(i) The Company will cooperate fully and timely with Consultant to enable Consultant to perform its obligations under the Agreement; (ii) The execution and performance of this agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law. (iii) The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation nor will it violate any provision of the organizational documents of the Company or any contractual obligation by which the Company may be bound ; (iv) Because the Consultant will rely upon information being supplied to it by the Company, all such information shall be true, accurate, complete and not misleading, in all material respects; (v) The Company will act diligently and promptly in reviewing materials submitted to it by Consultant to enhance timely distribution of such materials and will inform Consultant of any inaccuracies contained therein prior to dissemination. (vi) The Company is current in its reporting requirements and the Company operates its business legally. (vii) The Company will ensure that its subsidiaries do not circumvent this Agreement. The Company shall maintain all of the above through this Agreement and closings. Company represents and promises that all fees and securities to consultant are deemed earned and nonrefundable and all representations in this agreement shall survive any termination. 10. Representations and Warranties of Consultant: Consultant hereby represents and warrants to the Company as follows: (i) Consultant has full power and authority to enter into this Agreement, to enter into a consulting relationship with the Company and to otherwise perform this Agreement in the time and manner contemplated. (ii) Consultant will at all times comply with all applicable laws and regulations in the performance of its services and/or obligations hereunder. 11. Liability of Consultant: In furnishing the Company with management advice and other services as herein provided, Consultant shall not be liable to the Company or its creditors for errors of judgment or for anything except malfeasance or gross negligence in the performance of his duties. It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, Consultant shall not be accountable for any loss suffered by the Company by reason of the Company's action or non - action on the basis of any advice, recommendation or approval of Consultant. The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and FINRA. 12. Mutual Indemnification Both parties agree to indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation reasonable attorneys' fees and costs) due to the other parties fault. The provisions of this Section 12 shall survive the termination and expiration of this Agreement. 13. Confidentiality: Until such time as the same may become publicly known, Consultant agrees that any information provided to it by the Company, that has not been publicly disclosed will not be revealed or disclosed to any person or entities, except in the performance of this Agreement. Consultant will, where it deems necessary, require confidentiality agreements from any associated persons where it reasonably believes they will come in contact with confidential material. Consultant further agrees not to use any Confidential Information except in connection with the performance of its obligations hereunder. 14. Applicable Law: This Agreement shall be governed by the laws of the State of New York without giving effect to its principles of conflicts of law or the principles of conflicts of law of any other jurisdiction; the sole venue for any legal proceeding relating to this Agreement shall be a court in New York, New York, unless due to COVID19 related issues it would be more expeditious or in a party discretion to bring suit or action in Broward County Florida in lieu thereof. 15. Other Agreements: This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto. 16. Non - Waiver: No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right shall constitute a waiver of that or any other right. Member FINRA & SIPC

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DocuSign Envelope ID: A95C5C7C-8128-4427-B4DC-FD8FF376408C

mdg. Partners

17. Non-Circumvention: The Company agrees to maintain the confidentiality of the Consultant's clients and sources, and introductions, except as required by applicable law. For a period of twenty months from today, the Company will not solicit or enter into any transaction with any client or introduction without the Consultant's permission in writing. The reverse of the foregoing applies also to protect the Company.

18. Termination:

(i) Either party may terminate this Agreement upon 10 days' prior written notice.

(ii) On any termination of this Agreement the Company shall remain obligated to pay the costs and expenses and also fees provided to be paid by it specified in this Agreement and that have been earned by the Consultant up to and after the date of such termination. Consultant shall retain all securities and rights relating to same.

In the event the Consultant has to engage legal counsel and or to take legal actions to enforce its rights to payments or compensation if it prevails it shall be paid reasonable attorney's fees and costs.

19. Notice: Whenever notice is required by the provisions of this Agreement to be given to any party, such notice shall be in writing, addressed to the party, at the address or email below for the party.

The parties hereto have executed this Agreement the Effective Date below.

Effective Date:

MD GLOBAL PARTNERS, LLC

By: Owen May
DocuSigned by: Owen May
Title: CEO
Date:__________
Email: omay@mdgpartners.com
Address:
329 E 63rd Street Suite 3J
New York, NY 10065

ROGUE BARON PLC

By: Hamish Harris
Title: Director
Date: 8/4/24.
Email:
Address:
78 Pall Mall, St. James's
London, ENG SW1Y 5ES
United Kingdom

Member FINRA & SIPC